Exhibit 99.01

OGE Energy Corp. reports first quarter results

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 25.5 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners, LP, today reported earnings of $0.24 per diluted share for the three months ended March 31, 2019 compared to $0.27 per diluted share for the first quarter of 2018.

OG&E, a regulated electric utility, contributed earnings of $0.10 per share in the first quarter, compared with earnings of $0.16 per share in the first quarter last year. OGE Energy Holdings, which is primarily Natural Gas Midstream Operations, contributed earnings of $0.11 per share, a slight decrease from the prior year's quarter. The holding company reported earnings of $0.03 per share primarily due to an income tax benefit compared with breakeven results in 2018.

“Both the utility and midstream businesses had solid first quarters and are on plan for the year” said OGE Energy Corp. Chairman, President and CEO Sean Trauschke. “With our large environmental investments complete, we look forward to continuing to enhance the customer experience through investments in technology and the electric grid.”

Discussion of First Quarter 2019
OGE Energy's net income was $47 million in the first quarter, compared to approximately $55 million in the year-ago quarter.

OG&E's net income was approximately $20 million in the first quarter, compared to approximately $31 million in the comparable quarter last year. The primary drivers for the decrease in net income were higher expenses due to the timing of certain projects when compared to 2018, additional assets placed into service and lower allowances for funds used during construction as key environmental investments were placed into service. Partially offsetting these decreases were higher revenues from favorable weather and lower interest and income tax expenses.

OGE Energy Holdings (primarily Natural Gas Midstream Operations) contributed net income to OGE Energy Corp. of $22 million for the first quarter of 2019 compared to $24 million for the same period in 2018. The decrease in net income was primarily due to higher other expense from pension settlement charges, partially offset by higher volumes and revenues across all business segments. In addition, Enable Midstream issued cash distributions to OGE of approximately $35 million in each of the first quarters of 2019 and 2018.

2019 Earnings Outlook
The Company reaffirms its 2019 consolidated earnings guidance between approximately $412 million and $442 million of net income, or $2.05 to $2.20 per average diluted share. More information regarding the Company’s 2019 earnings guidance is contained in the Company's 2018 Form 10-K as filed with the Securities and Exchange Commission.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results on Thursday, May 2, at 8 a.m. CST. The conference will be available through www.ogeenergy.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 852,000 customers in Oklahoma and western Arkansas.  In addition, OGE holds a 25.5 percent limited partner interest and a 50 percent general partner interest of Enable Midstream, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery of items such as capital expenditures, fuel costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal, natural gas and NGLs; the timing and extent of changes in commodity prices, particularly natural gas and NGLs, the competitive effects of the available pipeline capacity in the regions Enable serves, and the effects of geographic and seasonal commodity price differentials, including the effects

Exhibit 99.01

of these circumstances on re-contracting available capacity on Enable's interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable's gathering and processing business and transporting by Enable's interstate pipelines, including the impact of natural gas and NGLs prices on the level of drilling and production activities in the regions Enable serves; business conditions in the energy and natural gas midstream industries, including the demand for natural gas, NGLs, crude oil and midstream services; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; the impact on demand for our services resulting from cost-competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations or restrict or change the way the Company operates its facilities; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks and other catastrophic events; creditworthiness of suppliers, customers and other contractual parties; social attitudes regarding the utility, natural gas and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable that the Company does not control; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors in the Company's Form 10-K for the year ended December 31, 2018.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

Exhibit 99.01

OGE ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
(In millions except per share data)	2019	2018
OPERATING REVENUES
Revenues from contracts with customers	$477.4	$477.9
Other revenues	12.6	14.8
Operating revenues	490.0	492.7
COST OF SALES	212.6	210.5
OPERATING EXPENSES
Other operation and maintenance	119.0	112.7
Depreciation and amortization	82.4	78.8
Taxes other than income	26.3	24.1
Operating expenses	227.7	215.6
OPERATING INCOME	49.7	66.6
OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated affiliates	30.7	33.9
Allowance for equity funds used during construction	1.5	7.0
Other net periodic benefit expense	(7.0)	(4.8)
Other income	6.7	5.4
Other expense	(5.7)	(4.4)
Net other income	26.2	37.1
INTEREST EXPENSE
Interest on long-term debt	32.6	39.6
Allowance for borrowed funds used during construction	(1.0)	(3.7)
Interest on short-term debt and other interest charges	3.0	2.7
Interest expense	34.6	38.6
INCOME BEFORE TAXES	41.3	65.1
INCOME TAX (BENEFIT) EXPENSE	(5.8)	10.1
NET INCOME	$47.1	$55.0
BASIC AVERAGE COMMON SHARES OUTSTANDING	199.9	199.7
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.5	200.2
BASIC EARNINGS PER AVERAGE COMMON SHARE	$0.24	$0.28
DILUTED EARNINGS PER AVERAGE COMMON SHARE	$0.24	$0.27

Exhibit 99.01

Oklahoma Gas and Electric Company
Financial and Statistical Data

	Three Months Ended
	March 31,
(Dollars in millions)	2019	2018
Operating revenues by classification:
Residential	$195.4	$202.1
Commercial	119.9	122.7
Industrial	44.5	43.1
Oilfield	39.7	34.6
Public authorities and street light	41.5	43.5
Sales for resale	—	0.1
System sales revenues	441.0	446.1
Provision for rate refund	(0.1)	(3.2)
Integrated market	6.7	8.6
Transmission	36.1	35.8
Other	6.3	5.4
Total operating revenues	$490.0	$492.7
MWh sales by classification (In millions)
Residential	2.4	2.4
Commercial	1.8	1.7
Industrial	0.9	0.9
Oilfield	0.9	0.8
Public authorities and street light	0.7	0.7
System sales	6.7	6.5
Integrated market	0.3	0.3
Total sales	7.0	6.8
Number of customers	852,141	843,322
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas	3.064	2.794
Coal	1.958	2.007
Total fuel	2.306	2.072
Total fuel and purchased power	2.868	2.941
Degree days
Heating - Actual	2,084	1,880
Heating - Normal	1,798	1,798
Cooling - Actual	—	10
Cooling - Normal	13	13